Exhibit 99.1
Borland Software Corporation Announces Pricing
of $175 Million of 2.75% Convertible Senior Notes Due 2012
CUPERTINO, CA, February 1, 2007 — Borland Software Corporation (NASDAQ: BORL; the “Company”) announced today the pricing of its offering of $175 million of 2.75% Convertible Senior Notes due 2012 to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The Company has also granted the initial purchaser of the notes a 30-day option to purchase up to an additional $25 million aggregate principal amount of the notes to cover over-allotments. The sale of the notes is expected to close on February 6, 2007.
Under certain circumstances, the notes will be convertible into the Company’s common stock at an initial conversion rate of 156.8627 shares per $1,000 principal amount of the notes, subject to adjustment (equal to an initial conversion price of approximately $6.38 per share). Upon conversion, the Company will deliver a number of shares of our common stock equal to the conversion rate for each $1,000 principal amount of notes converted, unless prior to the date of such conversion the Company has obtained stockholder approval to settle conversions of the notes in cash and shares of our common stock. The official NASDAQ closing price for the Company’s common stock on February 1, 2007 was $5.10 per share.
The Company intends to use the net proceeds of the private placement to repurchase approximately $30 million of the Company’s common stock and for other general corporate purposes, including potential acquisitions.
The notes, and the common stock issuable upon conversion of the notes, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and are being offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes, and common stock issued upon conversion of the notes, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.
Investor Contact:
Erica Abrams, The Blueshirt Group for Borland
415-217-5864
erica@blueshirtgroup.com